Exhibit 10.2

EMPLOYMENT AGREEMENT

               THIS EMPLOYMENT AGREEMENT ("AGREEMENT"), is made as of the 12th day of December, 2006, by and between Premier Community Bankshares, Inc., a Virginia corporation ("Corporation") and Meryl G. Kiser ("Executive").

                WHEREAS, it is the desire of the Corporation to have the benefit of Executive's continued loyalty, service and counsel; and

WHEREAS, the Executive wishes to remain an employee of the Corporation; and

WHEREAS, the Corporation desires to employ the Executive; and

                WHEREAS, Executive possesses certain valuable knowledge, professional skills and expertise which will contribute to the continued success of the business of the Corporation and its affiliates; and

WHEREAS, the Corporation and Executive desire to set forth, in writing, the terms and conditions of their agreements and understandings;

NOW, THEREFORE, in consideration of the mutual promises herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending legally to be bound, agree as follows:

Section 1.	Employment.

(a)         Executive agrees that, during the term of his employment under this Agreement and in his capacity as Chairman, President and Chief Executive Officer, he will devote his full business time and energy to the business, affairs and interests of the Corporation and serve it diligently and to the best of his ability. The services and duties to be performed by Executive shall be those appropriate to his office and title as currently and from time to time hereafter specified in the Corporation’s by-laws or otherwise specified by its Board of Directors.

(b)         References in this Agreement to services rendered for the Corporation and compensation and benefits payable or provided by the Corporation shall include services rendered for and compensation and benefits payable or provided by any Affiliate. References in this Agreement to the “Corporation” also shall mean and refer to each Affiliate for which Executive performs services. References in this Agreement to “Affiliate” shall mean any business entity that, directly or indirectly, through one or more intermediaries, is controlled by the Corporation.

(c)         The Executive shall devote his full time and attention to the discharge of the duties undertaken by him hereunder. Executive shall comply with all policies, standards and regulations of the Corporation now or hereafter promulgated, and shall perform his duties under this Agreement to the best of his abilities and in accordance with general bank executive standards of conduct.

(d)         Executive acknowledges that he is entering into this Agreement on his own free will and that he has had the benefit of the advice of, and is relying solely upon, independent counsel of his own choice.

Section 2.        Term of Employment. The term of this Agreement shall be deemed to have commenced on the date first above written, and shall continue until December 31, 2007, unless sooner terminated in accordance with the provisions of Section 8. This Agreement may be renewed and extended for successive terms of 12 months each by an appropriate written instrument executed by the Executive and on behalf of the Corporation. Any decision by the Corporation to renew and extend this Agreement shall not bind the Corporation unless such decision is reviewed and approved by the Board of Directors of the Corporation. If this Agreement is neither renewed and extended in writing before the end of its term or any renewal term nor expressly terminated, it shall automatically renew for successive one-year periods.

Section 3.	Compensation.

(a)         The Corporation agrees to pay Executive, and Executive agrees to accept, as compensation for all services rendered by him to the Corporation during the period of his employment under this Agreement, base salary at the annual rate of One Hundred Sixty Thousand Dollars ($160,000), which shall be payable in monthly, semi-monthly or bi-weekly installments in conformity with Corporation’s policy relating to salaried employees. Such salary may be increased in the sole and absolute discretion of the Corporation’s Board of Directors or Committee thereof duly authorized by the Board to so act; provided, however, that said annual salary after being so increased, shall not be decreased without prior written consent of Executive.

(b)         The Board of Directors from time to time may authorize the payment of cash bonuses to the Executive. In lieu of cash payments, the Board of Directors shall select a bonus value and the Corporation may grant to the Executive an option to purchase common stock of the Corporation at the fair market value per share of such stock at the date of grant. The duration of any such stock option shall be not less than five (5) years or more than ten (10) years in the discretion of the Board of Directors. The value of any such option shall be equal or approximately equal to the bonus value selected by the Board of Directors. After the Board of Directors has selected the bonus value and the duration of the option, the independent certified public accountants regularly engaged by the Corporation shall compute the number of shares of Corporation common stock to be covered by the option, employing the same method used by the Corporation to value the stock options for financial accounting purposes.

(c)         The Executive may elect to defer a portion of his annual salary and/or bonus into a deferred compensation plan other than the 401K plan. The Board of Directors would approve such a plan prior to implementation.

(d)         The Corporation shall withhold state and federal income taxes, social security taxes and such other payroll deductions as may from time to time be required by law. The Corporation shall also withhold and remit to the proper party any amounts agreed to in writing by the Corporation and the Executive for participation in any corporate sponsored benefit plans for which a contribution is required.

(e)         Except as otherwise expressly set forth herein, no compensation shall be paid pursuant to this Agreement subsequent to any termination of Executive's employment with the Corporation; provided, however, that Executive’s right to exercise stock options following a termination of employment shall be governed by the terms of the Corporation’s stock option plans and any stock option agreements between the Corporation and the Executive. No stock options shall be granted to Executive after his employment terminates.

Section 4. During the term of employment under this Agreement, Executive shall be entitled to participate in any pension, group insurance, hospitalization, deferred compensation or other benefit, bonus or incentive plans of the Corporation presently in effect (including, without limitation, the Corporation’s stock option plans) according to the terms of the applicable plan documents or hereafter adopted by the Corporation and generally available to any employees of senior executive status, and, additionally, Executive shall be entitled to have the use of Corporation’s facilities and executive benefits as are customarily made available by the Corporation to its executive officers. The Corporation shall continue to provide Executive a motor vehicle for personal and business use.

Section 5.           Expense Account. During the term of this Agreement, to the extent that such expenditures are substantiated by the Executive as required by the Internal Revenue Service and policies of the Corporation, the Corporation shall reimburse the Executive promptly for all expenditures (including travel, entertainment, parking, business meetings, and the monthly costs, including dues, of maintaining memberships at appropriate clubs) made in accordance with rules and policies established from time to time by the Board of Directors of the Corporation in pursuance and furtherance of the Corporation’s business and good will.

Section 6.         Personal and Sick Leave. Executive shall be entitled to the same personal and sick leave as the Board of Directors may from time to time designate for all full-time employees of the Corporation.

Section 7.         Vacations. Executive shall be entitled to four (4) weeks of vacation leave each year, which shall be taken at such time or times as may be approved by the Corporation and during which Executive's compensation hereunder shall continue to be paid.

Section 8.	Termination.

(a)          Notwithstanding the termination of Executive's employment pursuant to any provision of this Agreement, the parties shall be required to carry out any provisions of this Agreement which contemplate performance by them subsequent to such termination. In addition, no termination shall affect any liability or other obligation of either party which shall have accrued prior to such termination, including, but not limited to, any liability, loss or damage on account of breach. No termination of employment shall terminate the obligation of the Corporation to make payments of any vested benefits provided hereunder or the obligations of Executive under Sections 9, 10 and 11.

(b)          Executive's employment hereunder may be terminated by Executive upon thirty (30) days written notice to the Corporation or at any time by mutual agreement in writing.

(c)          This Agreement shall terminate upon death of Executive; provided, however, that in such event the Corporation shall pay to the estate of Executive the compensation including salary and accrued bonus, if any, which otherwise would be payable to Executive through the end of the month in which his death occurs.

(d)(1)   The Corporation may terminate Executive’s employment other than for “Cause”, as defined in Section 8(e), at any time upon written notice to Executive, which termination shall be effective immediately. Executive may resign thirty (30) days after notice to the Corporation for "Good Reason", as hereafter defined. In the event the Executive's employment terminates pursuant to this Section 8(d):

(i)          The Executive shall be paid for the remainder of the then current term of this Agreement, at such times as payment was theretofore made, the salary required under Section 4 that the Executive would have been entitled to receive during the remainder of the then current term of this Agreement had such termination not occurred; and

(ii)         The Corporation shall maintain in full force and effect for the continued benefit of the Executive for the remainder of the then current term of this Agreement, all employee benefit plans and programs or arrangements in which the Executive was entitled to participate immediately prior to such termination, provided that continued participation is possible under the general terms and provisions of such plans and programs. In the event that Executive’s participation in any such plan or program is barred by the eligibility provisions of the applicable plan, the Corporation shall arrange to provide the Executive with benefits substantially similar to those which the Executive was entitled to receive under such plans and program, provided the cost of providing such benefits does not exceed 200% of the Corporation’s cost at the date Executive’s employment terminates.

(2)         Notwithstanding anything in this Agreement to the contrary if Executive breaches Section 9 or 10, Executive will not thereafter be entitled to receive any further compensation or benefits pursuant to this Section 8(d).

(3)          The Corporation shall not be required to make payment of or provide any benefit under Section 8(d)(1) to the extent such payment is prohibited by the terms of the regulations presently found at 12 C.F.R. part 359 or to the extent that any other governmental approval of the payment required by law is not received.

(4)	For purposes of this Agreement, "Good Reason" shall mean:

(i)          The assignment of duties to the Executive by the Corporation which (A) are materially different from the Executive’s duties on the date hereof, or (B) result in the Executive having significantly less authority and/or responsibility than he has on the date hereof, without his express written consent;

(ii)         The removal of the Executive from or any failure to re-elect him to the position of Chairman, President and Chief Executive Officer of

Premier Bank, Inc., except in connection with a termination of his employment by the Corporation for Cause or by reason of the Executive’s disability;

(iii)        A reduction by the Corporation of the Executive’s base salary, as the same may have been increased from time to time; or

(iv)        The failure of the Corporation to provide the Executive with substantially the same or comparable fringe benefits (including paid vacations) that were provided to him immediately prior to the date hereof.

(5)         Resignation by the Executive for Good Reason shall be communicated by a written Notice of Resignation to the Corporation. A “Notice of Resignation” shall mean a notice, which shall indicate the specific provision(s) in this Agreement, relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for a resignation for Good Reason.

(e)         The Corporation shall have the right to terminate Executive’s employment under this Agreement at any time for Cause, which termination shall be effective immediately. Termination for “Cause” shall mean Executive’s act or acts of dishonesty which are intended to result in the Executive’s substantial personal gain at the expense of Employer; (2) the willful and repeated failure by Executive to substantially perform his duties with Employer after a written demand for substantial performance is delivered to Executive by Employer which specifically identifies the manner in which Employer believes that Executive has not substantially performed his duties; (3) Executive’s deliberate violation of a company rule reasonably designed to protect the legitimate business interest of Employer; or (4) Executive’s unprofessional or unethical acts, or conduct which actually has, or has the significant likelihood of, discrediting Employer or damaging Employer’s reputation, character and standing; or (5) a material breach of any provision of this Agreement; or (6) a knowing violation by Executive of any banking law or regulation that results in material damage to the Corporation or any bank controlled by the Corporation. In the event Executive’s employment under this Agreement is terminated for Cause, Executive shall thereafter have no right to receive compensation or other benefits under this Agreement.

(f)          The Corporation may terminate Executive's employment under this Agreement, after having established the Executive's disability by giving to Executive written notice of its intention to terminate his employment for disability and his employment with the Corporation shall terminate effective on the 90th day after receipt of such notice if within 90 days after such receipt Executive shall fail to return to the full-time performance of the essential functions of his position (and if Executive's disability has been established pursuant to the definition of "disability" set forth below). For purposes of this Agreement, "disability" means either (i) disability which after the expiration of more than 13 consecutive weeks after its commencement is determined to be total and permanent by a physician selected and paid for by the Corporation or its insurers, and acceptable to Executive or his legal representative, which consent shall not be unreasonably withheld or (ii) disability as defined in the policy of disability insurance maintained by the Corporation or its Affiliates for the benefit of Executive, whichever shall be more favorable to Executive. Notwithstanding any other provision of this Agreement, the Corporation shall comply with all requirements of the Americans with Disabilities Act, 42 U.S.C. § 12101 et. seq.

(g)          If Executive is suspended and/or temporarily prohibited from participating in the conduct of the Corporation's affairs by a notice served pursuant to the Federal Deposit Insurance Act, the Corporation's obligations under this Employment Agreement shall be suspended as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Corporation may in its discretion (i) pay Executive all or part of the compensation withheld while its contract obligations were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

(h)(1)    If Executive’s employment is terminated without Cause or if he resigns for Good Reason within one year after a Change of Control shall have occurred, then on or before Executive's last day of employment with the Corporation, the Corporation shall pay to Executive as compensation for services rendered to the Corporation a cash amount (subject to any applicable payroll or other taxes required to be withheld) equal to the greater of:

(i)          the amounts to which the Executive would be entitled under Section 8(a), even if Executive resigns without Good Reason after a Change of Control; or

(ii)         the product of his annual salary and the multiple of the book value per share of the Corporation’s common stock received by the Corporation’s shareholders in connection with such change of control, provided such multiple shall not exceed three (3.0). For example, if the Corporation is acquired by another corporation and the exchange ratio for the Corporation’s common stock is based on a calculation which values the Corporation at one and one-half times its book value, the executive’s payment pursuant to this Section 10(a) would be 150% of his then current annual salary.

(2)         Upon a Change of Control, all stock options granted to the Executive under any of the Corporation’s stock option plans, or any successor thereto, shall become immediately exercisable with respect to all or any portion of the shares covered thereby regardless of whether such options are otherwise exercisable or vested; provided, however, if the meaning of the term “Change of Control” hereunder differs from the meaning of the same term or a similar term under any of the Corporation’s stock option plans, for purposes of this Section 8(h)(2) only, the meaning set forth in the stock option plan shall control.

(3)         For purposes of this Agreement, a Change of Control occurs if, after the date of this Agreement, (i) any person, including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, becomes the owner or beneficial owner of Corporation securities having 50% or more of the combined voting power of the then outstanding Corporation securities that may be cast for the election of the Corporation's directors other than a result of an issuance of securities initiated by the Corporation, or open market purchases approved by the Board of Directors, as long as the majority of the Board of Directors approving the purchases is a majority at the time the purchases are made; or (ii) as the direct or indirect result of, or in connection with, a tender or exchange offer, a merger or other business combination, a sale of assets, a contested election of directors, or any combination of these events, the persons who were directors of the Corporation before such events cease to constitute a majority of the Corporation's Board, or any successor's board, within two years of the last of such transactions. For purposes of this Agreement, a Change of Control occurs on the date on which an event described in (i) or (ii) occurs. If a Change of Control occurs on account of a series of transactions or events, the Change of Control occurs on the date of the last of such transactions or events.

(4)         If the independent accountants serving as auditors for the Corporation on the date of a Change of Control (or the Internal Revenue Service upon examination of the tax returns of the Corporation or the Executive) determine that some or all of the payments or benefits scheduled under this Agreement, as well as any other payments or benefits contingent on a Change of Control, constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the Code) and any regulations thereunder, thereby resulting in a loss of an income tax deduction by the Corporation or the imposition of an excise tax on the Executive under Section 4999 of the Code (the “Excise Tax”), then the payments scheduled under this Agreement shall be reduced to one dollar less than the maximum amount which may be paid without causing any such payment or benefit to be nondeductible and subject to the Excise Tax. The Executive may designate which payments or benefits will be reduced.

Section 9.         Confidentiality/Nondisclosure. Executive covenants and agrees that any and all information maintained as confidential by the Corporation concerning the customers, businesses and services of the Corporation of which he has knowledge or access as a result of his association with the Corporation in any capacity, shall be deemed confidential in nature and shall not, without the proper written consent of the Corporation, be directly or indirectly used, disseminated, disclosed or published by Executive to third parties other than in connection with the usual conduct of the business of the Corporation. Such information shall expressly include, but shall not be limited to, information concerning the Corporation's trade secrets, business operations, business records, customer lists or other customer information. Upon termination of employment, the Executive shall deliver to the Corporation all property in his possession which belong to the Corporation including all originals and copies of documents, forms, records or other information, in whatever form it may exist, concerning the Corporation or its business, customers, products or services. In construing this provision it is agreed that it shall be interpreted broadly so as to provide the Corporation with the maximum protection. This Section 9 shall not be applicable to any information which, through no misconduct or negligence of Executive, has previously been disclosed to the public by anyone other than Executive.

Section 10.	Covenant Not to Compete and Related Covenants.

(a)          During the term of this Agreement and throughout any further period that he is an officer of the Corporation, and for a period of (x) twenty-four (24) months from and after the date that Executive is (for any reason) no longer employed by the Corporation or (y) for a period of twenty-four (24) months from the date of entry by a court of competent jurisdiction of a final judgment enforcing this covenant in the event of a breach by Executive, or (z) for as long as Executive is receiving payments under Section 8(d)(1), whichever is longer, Executive covenants and agrees that he will not, directly or indirectly, either for herself or as a principal, agent, employee, employer, stockholder, co-partner or in any other individual or representative capacity whatsoever provide Competitive Services (as defined in Section 10(g)) to any bank or bank holding company with its principal office in Berkeley County, or Jefferson County, West Virginia, or any city or town located within the boundaries of any such county.

(b)         During the term of this Agreement and throughout any further period that he is an officer of the Corporation, and for a period of (x) twenty-four (24) months from and after the date that Executive is (for any reason) no longer employed by the Corporation or (y) for a period of twenty-four (24)) months from the date of entry by a court of competent jurisdiction of a final judgment enforcing this covenant in the event of a breach by Executive, or (z) for as long as Executive is receiving payments under Section 8(d)(1), whichever is longer, the Executive will not, directly or indirectly, on behalf of the Executive or any other person or entity, solicit or induce, or attempt to solicit or induce, any person employed by the Corporation during the two-year period immediately prior to the Executive’s termination, to terminate his relationship with the Corporation and/or to enter into an employment or agency relationship with the Executive or with any other person or entity with whom the Executive is affiliated.

(c)         During the term of this Agreement and throughout any further period that he is an officer of the Corporation, and for a period of (x) twenty-four (24) months from and after the date that Executive is (for any reason) no longer employed by the Corporation or (y) for a period of twenty-four (24) months from the date of entry by a court of competent jurisdiction of a final judgment enforcing this covenant in the event of a breach by Executive, or (z) for as long as Executive is receiving payments under Section 8(d)(1), whichever is longer, the Executive will not, except to the extent necessary to carry out his duties as an Executive of the Corporation, directly or indirectly on behalf of the Executive or any other person or entity, solicit or divert away or attempt to solicit or divert away any Customer (as defined below) of the Corporation for the purpose of selling or providing banking services of the nature provided by the Corporation, provided the Corporation is then still engaged in the sale or provision of such banking services.

(d)         The parties intend that the covenants and restrictions in this Section 10 be enforceable against Executive regardless of the reason that his employment by the Corporation may terminate and that such covenants and restrictions shall be enforceable against Executive even if this Agreement expires after a notice of nonrenewal given by Executive or the Corporation under Section 2.

(e)          For purposes of this Agreement, the term “Customer” means any individual or entity,

(i)          to whom or to which the Corporation provided banking services within two years of Executive’s Date of Termination or,

(ii)        whom, within one year of the Date of Termination, the Corporation had identified in writing as a prospect for the provision of banking services, and with whom or with which the Executive had, alone or in conjunction with others, material contact during the year immediately prior to the Date of Termination.

(f)          For purposes of this Agreement, the Executive shall have had material contact with a person or entity if (i) the Executive had direct business dealings with the person or entity on behalf of the Corporation; (ii) the Executive was responsible for supervising or coordinating the business dealings between the person or entity and the Corporation; (iii) the Executive was responsible for supervising or coordinating the identification of such person or entity as a prospective Customer of the Corporation; or (iv) the Executive obtained trade secrets or confidential information about the person or entity as a direct result of the Executive’s business involvement with the person or entity on behalf of the Corporation.

(g)         For purposes of this Agreement, "Competitive Services" means serving as chief operating officer or chief executive officer.

(h)         The Executive agrees that the covenants in this Section 10 are reasonably necessary to protect the legitimate interests of the Corporation, are reasonable with respect to time and territory and do not interfere with the interests of the public. The Executive further agrees that the descriptions of the covenants contained in this Section 10 are sufficiently accurate and definite to inform the Executive of the scope of the covenants. Finally, the Executive agrees that the consideration set forth in this Agreement is full, fair and adequate to support the Executive’s obligations hereunder and the Corporation's rights hereunder. The Executive acknowledges that in the event the Executive’s employment with the Corporation is terminated for any reason, the Executive will be able to earn a livelihood without violating such covenants.

(i)          The parties have attempted to limit the Executive’s right to compete only to the extent necessary to protect the Corporation from unfair competition. The parties recognize, however, that reasonable people may differ in making such a determination. Accordingly, the parties intend that the covenants contained in this Section 10 to be completely severable and independent, and any invalidity or unenforceability of any one or more such covenants will not render invalid or unenforceable any one or more of the other covenants. The parties further agree that, if the scope or enforceability of a covenant contained in this Section 10 is in any way disputed at any time, a court or other trier of fact may modify and reform such provision to substitute such other terms as are reasonable to protect the Corporation’s legitimate business interests.

Section 11.        Injunctive Relief, Damages, Etc. The Executive agrees that, given the nature of the positions held by Executive with the Corporation, each and every one of the covenants and restrictions set forth in Section 10 above are reasonable in scope, length of time and geographic area and are necessary for the protection of the significant investment of the Corporation in developing, maintaining and expanding its business. Accordingly, the parties hereto agree that in the event of any breach by Executive of any of the provisions of Section 10 that monetary damages alone will not adequately compensate the Corporation for its losses and, therefore, that it shall be entitled to any and all legal or equitable relief available to it, specifically including, but not limited to, injunctive relief without the necessity of bond, and the Executive shall be liable for all damages, including actual and consequential damages, costs and expenses, including legal costs and actual attorneys' fees, incurred by the Corporation as a result of taking action to enforce, or recover for any breach of, Section 10. The covenants contained in Section 10 shall be construed and interpreted in any judicial proceeding to permit their enforcement to the maximum extent permitted by law.

Section 12.        Invalid Provisions. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be valid and enforceable to the fullest extent permitted by law without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 13.       Notices. Any and all notices, designations, consents, offers, acceptance or other communications provided for herein shall be given in writing and shall be deemed properly delivered if delivered in person or by registered or certified mail, return receipt requested, addressed in the case of the Corporation to its Chairman and Chief Executive Officer or in the case of Executive to his last known address.

Section 14.       Governing Law/ Forum Selection. This Agreement shall be subject to and construed in accordance with the laws of the Commonwealth of Virginia without regard to its conflict of laws principles. The parties to this Agreement hereby expressly consent to be subject to the jurisdiction of the Commonwealth of Virginia to determine any disputes regarding this Agreement and further agree that venue for any such dispute shall be the Circuit Court of Virginia for the County of Frederick.

Section 15.        Captions. The captions used in this Employment Agreement are intended for descriptive and reference purposes only and are not intended to affect the meaning of any Section hereunder.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

PREMIER COMMUNITY BANKSHARES, INC.

By:	/s/Donald L. Unger
Donald L. Unger
Chairman and Chief Executive Officer

EXECUTIVE:

By: /s/Meryl G. Kiser

                                                                                            Meryl G. Kiser